                                                                    Exhibit 99.1



                 THORNBURG MORTGAGE REPORTS RECORD EPS OF $2.09,
                                UP 99% OVER 2001

                            ------------------------

 >> FY `01 EPS of $2.09; up 99% year-over-year

 >> 4Q `01 EPS of $0.65; up 132% year-over-year and 25% over 3Q `01

 >> 4Q portfolio margin increases to 2.10%, a 126% increase over prior year

 >> Loan originations top `01 target by 168%


      Santa Fe, NM, January 22, 2002 --Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income for the year ended December 31, 2001 of $58,460,000, or $2.09 per common share, a 99% increase over 2000 results of $29,165,000, or $1.05 per common share. For the fourth quarter, net income was $21,510,000, or $0.65 per common share, a 132% increase compared to $7,669,000, or $0.28 per common share, for the same period last year. Taxable earnings for the year and the quarter were $2.13 and $0.66 per common share, respectively, compared to $1.07 and $0.28 per common share for the year and fourth quarter in 2000.

      Commenting on the operating results for the fourth quarter and the year, Larry Goldstone, president and chief operating officer, remarked, "While we benefited from exceptionally favorable market conditions in 2001, our record results also reflect the successful execution of a series of initiatives we've implemented over the past four years to diversify our acquisition channels and product mix. Since 1998, our annual earnings growth rate has averaged 41% and we expect to achieve double-digit earnings growth in 2002 as well. In part, our optimism can be attributed to the mortgage origination capability we established in 2001. Representing the final step in our transformation from a static portfolio investor into a full-fledged operating company, our growing mortgage lending capability enables us to acquire new assets at a lower cost and with higher yields relative to our wholesale channels (mortgage backed securities and whole loans), which we believe will enhance and stabilize the company's profitability going forward. Our origination capability is also a key attribute that differentiates us from other mortgage REITs, a factor that we anticipate will be reflected in our valuation over time."

         Mr. Goldstone continued, "Looking ahead, our operational goals are ambitious, but attainable. First, we will continue to grow our origination capability with the ultimate goal of becoming one of the top 50 lenders in the country. Our low cost business model and focus on innovative mortgage products for high quality borrowers make us unique among mortgage lenders. Even as refinancing activity subsides, we believe our competitive rates, innovative use of technology and specialized products and service will allow us to continue to gain market share in this highly competitive market. Second, we intend to increase our market capitalization to $1.0 billion over the next 2-3 years by opportunistically raising new equity capital. This will enable Thornburg Mortgage to grow to a small-cap company, which we believe will allow us to attract and retain a broader base of long-term shareholders and also allow us to generate additional earnings growth."

         Fourth quarter operating results set a new benchmark for the company. Net interest income grew 46% to a record $28.9 million in the fourth quarter. The company's average cost of funds declined to 3.41% from 4.42% in the prior quarter. Richard Story, chief financial officer, commented, "We benefited significantly from the decline in interest rates and increased spreads on new asset acquisitions. We also took advantage of lower interest rates and have now locked-in $2.4 billion of long term fixed rate financing, which explains why our cost of funds is above the one-month LIBOR rate. Despite a decrease in our average ARM portfolio yield to 5.23% from 5.74% during the quarter, our average portfolio margin increased 126% over the past 12 months, reaching 2.10% in the fourth quarter compared to 1.71% in the third quarter and 0.93% in the last quarter of 2000."

         Total assets were $5.8 billion at December 31, 2001, an increase of approximately $500 million from the prior quarter. Mr. Story continued, "During the quarter we acquired $1.3 billion of new assets, which were purchased at an average purchase price of 100.4%. Forty-eight percent of the ARM assets acquired were hybrid assets. Hybrid ARMs now account for 42% of our portfolio. These assets were acquired or originated at attractive spreads where the financing was locked in for the fixed rate period of the loan, averaging 3.1 years as of December 31, 2001. We expect that these spreads will only be moderately impacted by interest rate changes during the locked-in period. The remaining 58% of the portfolio consists primarily of traditional ARM assets that reprice in a year or less. Yields on these assets would tend to increase in a rising interest rate environment and contribute to a higher ROE because a portion are funded with equity as opposed to borrowed funds. Asset quality remains exceptional with 96% of our portfolio rated AAA, AA, or guaranteed by an agency of the federal government."

         The portfolio prepayment rate averaged 29% Constant Prepayment Rate
(CPR) for the fourth quarter, down from 30% CPR in the previous quarter, and 18% CPR in the fourth quarter of 2000. Mr. Story added, "The interest rate environment and prepayment activity in 2001 was very similar to what we experienced in 1998. However, the impact on earnings was distinctly different. Because we effectively diversified our acquisition channels and significantly reduced our average purchase premium, we've substantially reduced our exposure to prepayment risk." As of December 31, 2001, the net premium on mortgage assets was $53.4 million, or 0.94% of ARM assets.

         Commenting on the mortgage origination program, Joe Badal, chief executive officer of Thornburg Mortgage Home Loans, Inc. ("TMHL"), the company's mortgage lending subsidiary, said, "We made tremendous strides in 2001 in developing a profitable mortgage origination capability. With mortgage rates at their lowest levels in thirty years and refinancing at an all-time high, our origination volumes in 2001 far exceeded our origination target of $220 million. For the year, we closed $590.3 million of loans, including $265.3 million in the fourth quarter. We also had $338.3 million of loans in the pipeline at year-end, most of which we expect will close in the first quarter of 2002. We continue to target highly credit worthy borrowers as a way to minimize credit risk. Our 60-day plus delinquent loans stand at 0.10% of total loans (including loans the company has securitized), which is significantly below industry standards, and down from 0.14% in the third quarter." TMHL is currently lending in 38 states and has six additional state licenses pending. In addition, TMHL's loan servicing portfolio grew to $477.9 million, representing 1,141 customers.

         At the end of the fourth quarter, the company's liquidation book value increased to $14.02 per common share, compared to $13.71 per common share at the end of the prior quarter. Excluding unrealized market value adjustments, book value was $15.12 per common share.

         Thornburg Mortgage is a mortgage lending company with $5.8 billion in assets that seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is the low cost provider of
                                              ---
specialized mortgage loan products for high quality borrowers, and is positioned to become one of the top 50 mortgage lenders in the country. Interested persons may visit the company's website at www.thornburg.com.
                                   -----------------

         Thornburg Mortgage is one of the Thornburg Companies, which includes Thornburg Investment Management, an investment firm with over $4.8 billion in assets in eleven mutual funds and separately managed portfolios, and Thornburg Realty Advisors, LLC, a real estate advisory firm that facilitates the charitable gifting of real estate assets through tax advantaged structures.

                                      # # #

         Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company's SEC reports and the annual report on Form 10-K.

         Contact:  Leanne L. Gallagher @ (505) 954-5302
                   investorrelations@thornburg.com

                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS

                  (Amounts in thousands, except per share data)


                                              For Quarters Ended:
                                                           December 31, 2001                December 31, 2000
                                                       -------------------------        --------------------------
Interest income from ARM assets and cash                  $             71,441            $               73,150
Interest expense on borrowed funds                                     (42,506)                          (63,567)
                                                          --------------------            ----------------------
Net interest income                                                     28,935                             9,583

Loan servicing fees                                                         33                                -
Gain on sale of assets                                                      -                                238
Hedging expense                                                           (213)                               -
Provision for credit losses                                                (92)                             (176)
Management fee                                                          (1,435)                           (1,072)
Performance fee                                                         (3,092)                              (46)
Other operating expenses                                                (2,626)                             (858)
                                                          --------------------           -----------------------


NET INCOME                                                $             21,510            $                7,669
                                                          ====================            ======================


Net income                                                $             21,510            $                7,669
Dividends on Series A preferred stock                                   (1,670)                           (1,669)
                                                          --------------------            ----------------------

Net income available to common shareholders               $             19,840            $                6,000
                                                          ====================            ======================


Basic and diluted earnings per share                      $               0.65            $                 0.28
                                                          ====================            ======================


Dividends declared per common share                       $               0.55            $                 0.25

Average number of common shares outstanding                             30,434                            21,553

Noninterest expense as a percent
     of average assets                                                    0.50%                             0.18%


                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS

                  (Amounts in thousands, except per share data)


                                                          For the Year Ended:
                                                           December 31, 2001                December 31, 2000
                                                       -------------------------        --------------------------

Interest income from ARM assets and cash                  $            278,594            $              289,973
Interest expense on borrowed funds                                    (199,829)                         (253,343)
                                                          --------------------            ----------------------
Net interest income                                                     78,765                            36,630

Loan servicing fees                                                         49                                -
Gain on sale of assets                                                       1                               287
Hedging expense /1/                                                     (1,337)                               -
Provision for credit losses                                               (653)                           (1,158)
Management fee                                                          (4,897)                           (4,158)
Performance fee                                                         (6,716)                              (46)
Other operating expenses                                                (6,550)                           (2,390)
                                                          --------------------           -----------------------

Net income before cumulative effect of change
  in accounting principle /1/                                           58,662                            29,165
Cumulative effect of change in accounting
  principle /1/                                                           (202)                              -
                                                          --------------------          ------------------------

NET INCOME                                                $             58,460            $               29,165
                                                          ====================            ======================

Net income                                                              58,460            $               29,165
Dividends on Series A preferred stock                                   (6,679)                           (6,679)
                                                          --------------------            -----------------------

Net income available to common shareholders               $             51,781            $               22,486
                                                          ====================            ======================

Basic and diluted earnings per share before
  cumulative effect of change in accounting
  principle /1/                                           $               2.10            $                 1.05
Cumulative effect of change in accounting
  principle /1/                                                          (0.01)                             -
                                                          --------------------            ----------------------

Basic and diluted earnings per share                      $               2.09            $                 1.05
                                                          ====================            ======================

Dividends declared per common share                       $               2.00            $                 0.94

Average number of common shares outstanding                             24,754                            21,506
Noninterest expense as a percent
     of average assets                                                    0.38%                             0.16%

/1/ Related to the implementation of Financial Accounting Standard (FAS) 133, which affects the accounting for the company's use of hedging instruments.


                                                         THORNBURG MORTGAGE, INC.
                                                             BALANCE SHEET

                                                        (Amounts in thousands)

                                                          December 31, 2001                December 31, 2000
                                                        --------------------------      ------------------------
ASSETS

     Adjustable-rate mortgage ("ARM") assets:

         ARM securities                                   $          5,163,058           $            3,359,352
         Collateral for collateralized notes                           470,752                          615,696
         ARM loans held for securitization                              98,766                          164,413
                                                          --------------------           ----------------------
                                                                     5,732,576                        4,139,461
                                                          --------------------           ----------------------

     Cash and cash equivalents                                          33,884                           13,105
     Accrued interest receivable                                        33,483                           32,730
     Prepaid expenses and other                                          3,705                            4,871
                                                          --------------------           ----------------------
                                                          $          5,803,648           $            4,190,167
                                                          ====================           ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

     Reverse repurchase agreements                        $          4,738,827           $            2,961,617
     Collateralized notes                                              432,581                          603,910
     Other borrowings                                                   40,283                          158,593
     Payable for assets purchased                                       18,200                          124,942
     Accrued interest payable                                           12,160                           20,519
     Dividends payable                                                  19,987                            1,670
     Accrued expenses and other                                          8,952                            1,378
                                                          --------------------           ----------------------
                                                                     5,270,990                        3,872,629
                                                          --------------------           ----------------------

SHAREHOLDERS' EQUITY

     Preferred stock: 2,760 and 2,760 issued
         and outstanding, respectively                                  65,805                           65,805
     Common stock: par value $0.01 per share;
         47,218 and 47,240 shares authorized,
         33,305 and 22,072 shares issued and
         33,305 and 21,572 outstanding, respectively                       333                              221
     Additional paid-in-capital                                        515,516                          343,036
     Accumulated other comprehensive income                            (36,566)                         (78,427)
     Notes receivable from stock sales                                  (7,904)                          (5,318)
     Retained earnings                                                  (4,526)                          (3,113)
     Treasury stock: at cost, 0 and
         500 shares, respectively                                          -                             (4,666)
                                                          --------------------           ----------------------
                                                                       532,658                          317,538
                                                          --------------------           ----------------------

                                                          $          5,803,648           $            4,190,167
                                                          ====================           ======================